Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release	Contacts:
AIG	Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com
175 Water Street	Daniel O’Donnell (Media): 917-415-3481; dodonnell@brunswickgroup.com
New York, NY 10038 www.aig.com

AIG ISSUES STATEMENT ON FINANCIAL STABILITY OVERSIGHT COUNCIL (FSOC)

DECISION TO REMOVE SIFI DESIGNATION

NEW YORK, September 29, 2017 — American International Group, Inc. (NYSE: AIG) today issued the following statement from AIG President and Chief Executive Officer Brian Duperreault regarding the Financial Stability Oversight Council’s decision to remove AIG’s designation as a Systemically Important Financial Institution (SIFI):

“I welcome the decision by the Financial Stability Oversight Council to rescind AIG’s SIFI designation. The Council’s decision reflects the substantial and successful de-risking that AIG’s employees have achieved since 2008. The company is committed to continued vigilant risk management and to working closely with our numerous regulators to enable a strong AIG to continue to serve our clients.”

# # #

Certain statements in this press release constitute forward-looking statements. These statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. It is possible that actual results will differ, possibly materially, from the anticipated results contemplated by these statements. Factors that could cause actual results to differ, possibly materially, from those in the forward-looking statements are discussed throughout AIG’s periodic filings with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

American International Group, Inc. (AIG) is a leading global insurance organization. Founded in 1919, today AIG member companies provide a wide range of property casualty insurance, life insurance, retirement products, and other financial services to customers in more than 80 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance www.twitter.com/AIGinsurance | LinkedIn: www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.